Exhibit 99.1

Consolidated financial statements

PST Eletrônica S.A.

December 31, 2008, 2007 and 2006
With Report of Independent Auditors

PST ELETRÔNICA S.A.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008, 2007 and 2006

ERNST & YOUNG

Galleria Corporate
Av. Dr. Carlos Grimaldi, 1701
3º Andar - 3A - Faz. São Quirino
13091-908 - Campinas, SP, Brasil

Tel.: (5519) 2117-6450
Fax: (5519) 2117-6459
www.ey.com.br

Report of independent auditors

To the Board of Directors and Shareholders of
PST Eletrônica S.A.

We have audited the accompanying consolidated balance sheets of PST Eletrônica S.A. and subsidiary at December 31, 2008 and 2007, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PST Eletrônica S.A. and subsidiary at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States.

Campinas, January 16, 2009

ERNST & YOUNG
Auditores Independentes S.S.
CRC 2SP015199/O-6-S-AM

José Antonio de A. Navarrete
Accountant CRC1SP198698/O-4-S-AM

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Uma empresa-membro da Ernst & Young Global Limited

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PST ELETRÔNICA S.A.

Consolidated balance sheets
December 31, 2008 and 2007
(In thousands of U.S. Dollars, except share/quota data)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$5,678	$7,124
Accounts receivable, less allowance for doubtful accounts of $497 and $461 in 2008 and 2007, respectively	12,533	12,306
Inventories, net	21,091	20,144
Taxes recoverable	925	477
Related parties	156	189
Prepaid expenses and other	475	1,320
Deferred income taxes	1,020	1,784
Total current assets	41,878	43,344

Property, plant and equipment, net	18,379	16,865
Other assets:
Deferred income taxes	1,607	1,336
Other	89	195

Total assets	$61,953	$61,740

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	December 31,
	2008	2007
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,838	$843
Accounts payable	4,181	4,997
Wages and salaries	3,117	3,346
Taxes payable	735	985
Due to related parties	6	9
Dividends payable	3,902	9,874
Employee profit sharing and management bonuses	2,035	2,189
Warranty reserve	515	917
Commissions payable	452	1,124
Accrued expenses and other	487	1,285
Total current liabilities	17,268	25,569

Long-term liabilities:
Long-term debt, net of current portion	7,661	430
Provision for contingencies	2,522	3,528
Total long-term liabilities	10,183	3,958

Commitments and contingencies (Note 7)

Shareholders equity:
Capital, $0.2823 par value,45,000,000 common shares authorized and issued at December 31, 2008 and 2007	12,702	7,887
Retained earnings	24,629	15,072
Accumulated other comprehensive income	(2,829)	9,254
Total shareholders equity	34,502	32,213
Total liabilities and shareholders equity	$61,953	$61,740

The accompanying notes are an integral part of these consolidated financial statements.

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PST ELETRÔNICA S.A.

Consolidated statements of income
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars)

	For the years ended December 31,
	2008	2007	2006
Net sales	$174,305	$133,039	$94,097

Costs and expenses:
Cost of goods sold and services rendered	80,924	61,575	47,451
Product design and engineering expenses	9,405	5,094	3,113
Selling, general and administrative	51,698	39,292	25,929

Operating income	32,276	27,078	17,604

Exchange losses (gains), net	(348)	468	(175)
Financial expense (income), net	836	1,458	(160)

Income before income taxes	31,788	25,152	17,939

Income taxes	6,829	4,803	3,442

Net income	$24,959	$20,349	$14,497

The accompanying notes are an integral part of these consolidated financial statements.

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PST ELETRÔNICA S.A.

Consolidated statements of shareholders’ equity and comprehensive income
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, except for the number of shares/quotas)

			Retained earnings
	Number of shares/quotas	Capital	Appropriated	Unappropriated	Accumulated other comprehensive income	Total shareholders equity
Balance, December 31, 2005	7,113,128	2,837	1,731	6,664	1,689	12,921

Capitalization of tax incentive reserve	4,004,152	1,875	(1,875)	-	-	-
Net income	-	-	-	14,497	-	14,497
Transfer to appropriated retained earnings	-	-	2,913	(2,913)	-	-
Dividends distribution	-	-	-	(7,423)	-	(7,423)
Other comprehensive income:
Currency translation adjustments	-	-	-	-	1,414	1,414

Balance, December 31, 2006	11,117,280	4,712	2,769	10,825	3,103	21,409

Capitalization of tax incentive reserve	6,219,570	3,175	(3,175)	-	-	-
Dividends	-	-	-	(11,468)	-	(11,468)
Conversion of quotas into shares	27,663,150	-	-	-	-	-
Net income	-	-	-	20,349	-	20,349
Transfer to appropriated retained earnings	-		5,399	(5,399)	-	-
Dividends payable	-	-	-	(4,228)	-	(4,228)
Other comprehensive income:
Currency translation adjustments	-	-	-	-	6,151	6,151

Balance, December 31, 2007	45,000,000	$7,887	$4,993	$10,079	$9,254	$32,213

Capitalization of tax incentive reserve	-	4,815	(4,815)	-	-	-
Dividends	-	-	-	(6,685)	-	(6,685)
Net income	-	-	-	24,959	-	24,959
Transfer to appropriated retained earnings	-	-	4,466	(4,466)	-	-
Dividends payable	-	-	-	(3,902)	-	(3,902)
Other comprehensive income:
Currency translation adjustments	-	-	-	-	(12,083)	(12,083)

Balance, December 31, 2008	45,000,000	$12,702	$4,644	$19,985	$(2,829)	$34,502

The accompanying notes are an integral part of these consolidated financial statements.

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PST ELETRÔNICA S.A.

Consolidated statements of cash flows
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars)

	For the years ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES:
Net income	$24,959	$20,349	$14,497
Adjustments to reconcile net income to net cash provided by operating activities
Exchange losses and interest expenses	878	-	-
Depreciation	4,193	1,496	1,363
Provision for contingencies	(199)	527	1,157
Deferred income taxes	(339)	(913)	(409)
Warranty reserve	(233)	232	-
Proceeds from disposals of property, plant and equipment	165	(30)	115
Changes in operating assets and liabilities
Accounts receivable, net	(4,163)	1,534	(3,710)
Inventories, net	(7,560)	(6,698)	(702)
Prepaid expenses and other current assets	(67)	(230)	(356)
Other assets	77	(177)	18
Accounts payable	511	(117)	142
Wages and salaries	754	820	382
Employee profit sharing and management bonuses	488	929	(1,089)
Commissions payable	(519)	138	490
Accrued expenses and others	(646)	1,083	488
Net cash provided by operating activities	18,299	18,943	12,386

INVESTING ACTIVITIES:
Capital expenditures	(11,625)	(5,987)	(3,790)
Net cash used by investing activities	(11,625)	(5,987)	(3,790)

FINANCING ACTIVITIES:
Borrowings	11,666	315	303
Repayments	(1,464)	(2,422)	(910)
Decrease in amounts due to related parties	-	-	(3,022)
Dividends paid	(16,514)	(9,616)	(5,977)
Net cash used by financing activities	(6,312)	(11,723)	(9,606)

Effect of exchange rate changes on cash and cash equivalents	(1,808)	1,106	481

Net change in cash and cash equivalents	(1,446)	2,339	(529)

Cash and cash equivalents at beginning of period	7,124	4,785	5,314

Cash and cash equivalents at end of period	$5,678	$7,124	$4,785

Supplemental disclosure of cash flow information:
Cash paid for interest	$425	$472	$269
Cash paid for income taxes	$7,014	$4,935	$3,674

The accompanying notes are an integral part of these consolidated financial statements.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

1.	Organization and nature of business

PST Eletrônica S.A., with head office in the city of Manaus, State of Amazonas, is a non-public Brazilian Stock Corporation engaged in the production and trading of electronic equipment for automobiles (alarms, power windows, door lock sets, instrument clusters, blocking and tracking devices, antennas and accessories) and in the rendering of tracking services within the domestic and foreign markets. PST Eletrônica S.A. holds a 99.98% interest in PST Industrial Ltda. (“subsidiary”). At December 31, 2008, the subsidiary does not have any operations. PST Eletrônica S.A. and its subsidiary are hereinafter referred to as the “Company”.

The Company’s administrative and financial headquarters are located in the city of Campinas, State of São Paulo. There are also branches in the cities of Rio de Janeiro (responsible for after-sale customer services), Campinas (dedicated to tracking and vehicle block services), and Buenos Aires, Argentina (focused on product trading activities).

Part of the manufacturing activity is carried out in the Campinas facility. However the manufacturing facility established in the Manaus Free-Trade Zone accounts for most of the production and billing activities with the aim of obtaining the tax incentives offered by the Federal and State Governments, as follows:

•	Exemption of IPI (Federal Value-added tax, “VAT”) on products;
•	Suspension of import duties on imports of capital assets and reduction of 88% on the current tax rate applied to foreign consumable inputs;
•	Refund of 55% of the ICMS (State VAT) charged on such product lines as antennas, alarms, remote control for alarms, wires and cables;
•	Refund of 90.25% of the ICMS charged on assembled electronic circuit plates;
•	Refund of 55%, with 45% additional refund, reviewed by State Government each three years, totaling 100% of the ICMS charged on other items of the Company’s product lines;
•
75% income tax reduction for amounts computed on sale of products subject to incentive manufactured by the Company in its Manaus facility. The amount corresponding to the computed income tax incentive must not be distributed to the quotaholders and should be kept as a tax incentive reserve, invested in the Company itself or used for capital increase.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

1.	Organization and nature of business (Continued)

The referred to tax benefits will be effective until the end of 2023, when the Manaus Free-Trade Zone will be extinguished, according to the Federal Constitution.

2.	Summary of significant accounting policies

a)	Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP), which differ in certain respects from accounting practices applied by the Company in its statutory financial statements, which are prepared in accordance with accounting practices adopted in Brazil.

Based on an analysis of the Company’s revenues, expenses and financial structure, management has concluded that the Company’s functional currency for its Brazilian operations is the Brazilian real.

The financial statements are translated into US dollars using exchange rates in effect at the year end for assets and liabilities and average exchange rates during each reporting period for the statements of income. Adjustments resulting from translation of financial statements are reflected as a component of accumulated other comprehensive income. Foreign currency transactions are remeasured into functional currency using translation rates in effect at the time of the transaction, with the resulting adjustments included in the results of operations.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

2.	Summary of significant accounting policies (Continued)

b)	Cash and cash equivalents

The Company considers all short-term investments with original maturities of three months or less to be cash equivalents. Cash equivalents are stated at cost plus interest earned through the balance sheet date, when applicable, which approximates fair value, due to the highly liquid nature and short-term duration of the underlying investments.

c)	Accounts receivable, allowance for doubtful accounts and concentration of credit risk

Revenues are principally generated from the automotive vehicle markets, with approximately 25% from auto dealers (original equipment services), 8% from the original equipment manufacturers and the remaining portion from aftermarket customers. The Company’s products are sold through distributors and resellers. Two customers accounted for 11.3% and 10.5% of the Company’s sales in 2008, 9.70% and 8.1% in 2007, and 10.0% and 7.5% in 2006. Trade accounts receivables are not secured by collateral.

The Company evaluates the collectibility of accounts receivable based on a combination of factors.  In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific allowance for doubtful accounts is recorded against amounts overdue to write down the recognized receivable to the amount the Company reasonably believes will be collected. Additionally, the Company reviews historical trends for collectibility in determining an estimate for its allowance for doubtful accounts.

Bad debt expense for the years ended December 31, 2008, 2007 and 2006 amounted to $22, $39 and $91, respectively.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

2.	Summary of significant accounting policies (Continued)

d)	Inventories

Inventories are valued at the lower of cost or market. Cost is determined at the average cost of purchase or production, which includes material, labor and overhead. Inventories consist of the following at December 31:

	2008	2007
Raw materials	$8,713	$9,032
Inventory in transit	3,232	916
Work-in-progress	2,787	2,315
Finished goods	6,724	8,400
Total inventories	21,456	20,663
Less: Provision for lower of cost or market valuation and slow-moving inventories	(365)	(519)
Inventories, net	$21,091	$20,144

e)	Property, plant and equipment

Property, plant and equipment are recorded at cost and consist of the following at December 31:

	2008	2007
Land and improvements	$631	$833
Buildings and improvements	4,976	3,367
Machinery and equipment	6,527	7,164
Computer equipment and software	4,317	3,880
Office furniture and fixtures	1,291	1,050
Tooling	6,445	7,217
Vehicles	1,606	1,906
Tracking devices for rent	2,572	1,334
Other	1,362	824
Total property, plant and equipment	29,727	27,575
Less: accumulated depreciation	(11,348)	(10,710)
Property, plant and equipment, net	$18,379	$16,865

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

2.	Summary of significant accounting policies (Continued)

e)	Property, plant and equipment—Continued

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciable lives within each property classification are as follows:

Buildings and improvements	25 years
Machinery and equipment	10 years
Computer equipment and software	5 years
Office furniture and fixtures	10 years
Tooling	3-10 years
Vehicles	5 years
Tracking devices for rent	5 years

Maintenance and repair expenditures that are not considered improvements and do not extend the useful life of property are charged to expense as incurred. Expenditures for improvements and major renewals are capitalized.  When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposal is credited or charged to the statements of income.

At December 31, 2008 and 2007, property, plant and equipment includes vehicles and equipment held under capital leasing arrangements with total cost of $2,117 and $2,325 and accumulated depreciation of $653 and $493, respectively.

f)	Impairment of assets

The Company reviews its long-lived assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized when events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposal of the asset. No impairment charges were recorded in 2008, 2007 and 2006.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

2.	Summary of significant accounting policies (Continued)

g)	Income taxes

Current income tax liabilities and assets are recognized for the estimated taxes payable or refundable on the tax returns for the current year. Deferred income tax assets or liabilities are recognized for the estimated future tax effects attributable to temporary differences that result from events that have been recognized in either the financial statements or the tax returns, but not both. The measurement of current and deferred income tax assets is based on provisions of enacted tax laws. Future tax benefits are recognized to the extent the realization of such benefits is more likely than not. Current and non-current components of deferred income tax balances are reported separately based on financial statement classification of the related asset or liability giving rise to the temporary difference. Deferred income tax assets and liabilities are not offset unless attributable to the same tax jurisdiction. The Company classifies interest on tax positions as Financial expenses and penalties as selling, general and administrative expenses.

h)	Revenue recognition and sales commitments

Revenues and expenses are recognized on the accrual basis. Revenues from sales of products are recognized upon their date of delivery to the customers. No revenue is recognized if there are significant uncertainties regarding its realization.

i)	Freight expenses

Shipping and handling costs incurred for delivering products sold are reported in selling expenses and were $5,167, $4,092 and $2,722, for the years ended December 31, 2008, 2007 and 2006, respectively.

j)	Warranty reserve

The Company’s warranty reserve is established based on the Company’s best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. The following is a reconciliation of the changes in the Company’s warranty reserve at December 31:

	2008	2007
Warranty reserves at beginning of year	$917	$549
Payments made	(422)	(657)
Costs recognized for warranties issued during the year	669	833
Changes in estimates for pre-existing warranties	(649)	192
Warranty reserve at end of year	$515	$917

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

2.	Summary of significant accounting policies (Continued)

k)	Product development expenses

Expenses associated with the development of new products and changes to existing products are charged to expense as incurred. These costs amounted to $9,407, $5,094 and $3,113 in 2008, 2007 and 2006, respectively.

l)	Accounting estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because actual results could differ from those estimates, the Company revises its estimates and assumptions as new information becomes available.

m)	Comprehensive income

Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting of comprehensive income. Other comprehensive income consists of foreign currency translation adjustments. Balances of each after-tax component of accumulated other comprehensive income, as reported in the Statement of Consolidated Shareholders’ Equity at December 31, are as follows:

	For the Years Ended December 31,
	2008	2007	2006
Net income	$24,959	$20,349	$14,497
Other comprehensive income:
Currency translation adjustments	(12,083)	6,151	1,414
Comprehensive income	$12,876	$26,500	$15,911

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

2.	Summary of significant accounting policies (Continued)

n)	Recently issued accounting standards

New accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) which will be effective for the Company in or after fiscal year 2009, are the following:

In December 2007, the Financial Accounting Standards Board issued FASB Statement No. 141 (revised 2007), Business Combinations (SFAS 141(R)), which replaces FASB Statement No. 141, Business Combinations (SFAS 141). SFAS 141(R) retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations, but is broader in scope. It also provides, among other things, new guidance in defining the acquirer in a business combination, determination of the acquisition date, recording a step acquisition, and measurement of value of a non-controlling interest in the acquired company. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). This Standard improves the relevance, comparability and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way. Additionally, SFAS 160 eliminates the diversity that currently exists in accounting for transactions. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption of this Standard is prohibited. In the absence of any noncontrolling (minority) interests, management does not currently expect SFAS 160 to have a material impact on the Company’s financial condition or results of operations.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

2.	Summary of significant accounting policies (Continued)

n)	Recently issued accounting standards—Continued

In March 2008, the Financial Accounting Standards Board issued FASB Statement No. 161: Disclosures about Derivative Instruments and Hedging Activities (SFAS 161), an amendment of FASB Statement No. 133 Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of such standard would not have any impact on the Company’s financial statements as the Company did not enter into any derivative financial instruments in 2008 and 2007 (Note 10).

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

3.	Long-term debt

Long-term debt consists of the following:

	December 31,
	2008	2007
Working capital loans	$8,630	$-
Capital lease obligations	869	1,273
Total debt	9,499	1,273
Less: current portion	(1,838)	(843)
Total long term debt less current portion	$7,661	$430

In 2008, the Company obtained working capital loans from BNDES (National Development Bank), which represents the majority of the amount noted above. The loans are secured by guarantees from a Brazilian financial institution and bear the TJLP (long-term interest rate) – 6.25% as of December 31, 2008 - plus 3% per year.

The long term portion of the debt at December 31, 2008 refers to working capital loans that will mature in 2010 and 2011.

The Company has additional revolving credit facilities in the amount of $10,368 (no balance outstanding as of December 31, 2008) with Brazilian financial institutions. These facilities expire throughout 2009.

4.	Capital lease obligations

The Company has entered into certain capital lease agreements, most of them containing purchase options, as a form to finance its acquisition of vehicles and equipment.

During 2008, $983 of principal and interest of $178 were paid on the lease (in 2007, $753 and $106 respectively).

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

4.	Capital lease obligations—Continued

Future payments under those agreements having a remaining term in excess of one year at December 31 are as follows:

2008
2009	$609
2010	$332
2011	$122
$1,063

Imputed interest amount	$(194)
Present value of lease payments	$869
(-) Amount recorded in current liabilities	$(506)
(=) Amount due in the long term	$363

5.	Advertising costs

The cost of advertising is expensed as incurred. Advertising expense was $868, $832 and $425, in 2008, 2007 and 2006, respectively.

6.	Income taxes

Under Brazilian tax law income taxes are paid monthly based on the actual or estimated monthly taxable income. Income taxes in Brazil include federal income tax and social contribution (which is an additional federal income tax). The applicable statutory income tax and social contribution rates were 25% and 9%, respectively, during the Years ended December 31, 2008, 2007 and 2006. The composite tax rate is 34%. There are no State or local income taxes in Brazil.

The Company’s Manaus plant operates in an economic development area (Free-Trade Zone) and, therefore, its operating income from the production at that plant is exempt from federal income tax through 2023, as commented in Note 1.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

6.	Income taxes (Continued)

The provisions for taxes on income included in the consolidated financial statements represent Brazilian federal and other foreign income taxes. The components of income before income taxes and the provision for income taxes consist of the following:

	For the years ended December 31,
	2008	2007	2006
Income before income taxes:
Brazilian	$31,026	$24,510	$17,329
Other foreign	762	642	610
	$31,788	$25,152	$17,939

Income tax expense
Current:
Brazilian federal	$7,013	$5,434	$3,674
Other foreign	309	282	177
	7,322	5,716	3,851
Deferred:
Brazilian federal	(493)	(913)	(409)
	$6,829	$4,803	$3,442

The reconciliation of the Company’s effective income tax rate to the statutory federal tax rate is as follows:

	2008	2007	2006

Brazilian federal income tax rate	34.0%	34.0%	34.0%
Earnings of foreign branch	0.2%	0.2%	(0.2)%
Manaus free-tax zone income tax incentives	(14.1)%	(16.0)%	(15.9)%
Other	1.4%	0.9%	1.3%
Effective income tax rate	21.5%	19.1%	19.2%

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

6.	Income taxes (Continued)

Deferred income tax assets consist of the following at December 31:

	2008	2007

Inventory reserves and provision for losses on other assets	$124	$301

Provision for product warranties	175	312
Provision for contingency losses	877	1,200
Product design and development costs deferred for tax purposes	697	540
Deferred revenues subject to current taxation	198	755
Depreciation rate differences	218	-
Provision for bonuses payment	153	-
Other nondeductible reserve	185	12
Net deferred income tax assets	2,627	$3,120
Less: Current assets	(1,020)	(1,784)
Non-current assets	$1,607	$1,336

7.	Commitments and contingencies

In the ordinary course of business, the Company is involved in various legal proceedings, principally related to tax and labor claims. Following the opinion of its legal advisors, the Company has taken Federal VAT (IPI) credit related to purchases of raw materials and other materials that are tax exempt, non-taxed or taxed at zero rate. The related tax credits were offset against current IPI payable and will be maintained as a provision for contingencies until the Company is judicially granted the right to recognize it.

The Company is judicially challenging the extension of the calculation basis of Social Integration Program Contribution (PIS) and Social Security Financing Contribution (COFINS) on exchange gains enacted by Brazilian Law 9,718/98. As such, these amounts represent a legal obligation under enacted legislation. A full provision for the amounts not paid has been recorded.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

7.	Commitments and contingencies—Continued

The recorded provisions for probable loss contingencies, including the matters above, are comprised as follows at December 31, 2008 and 2007:

	2008	2007
IPI extemporaneous credits offset	$1,399	$2,045
PIS and COFINS on exchange gains	1,067	1,304
Labor claims	56	179
Total	$2,522	$3,528

In addition to the said amounts, the Company has other civil and labor contingencies for which the outcome is deemed to be of a possible loss by its legal advisors, and, therefore, were not recorded. Such contingencies amount to approximately $944 at December 31, 2008 ($736 at December 31, 2007).

8.	Related party transactions

Related party transactions and balances with Stoneridge, Inc. for years ended December 31 are as follows:

	2008	2007	2006
Transactions
Commissions/royalties	$238	$231	$215

Balances
Accounts receivable	$156	$189	$160
Accounts payable	$6	$9	$24

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

9.	Shareholders’equity

The following table sets forth the ownership and the percentages of the Company’s common shares (quotas in 2006) at December 31, 2008, 2007 and 2006:

	% of shares (2008 and 2007) and quotas (2006)
	2008	2007	2006
Stoneridge, Inc.	25.56%	25.56%	50.00%
Alphabet do Brasil Ltda.	24.44%	24.44%	-
Sérgio de Cerqueira Leite	16.67%	16.67%	33.33%
Potamotryngi Participações Ltda.	16.67%	16.67%	-
Marcos Ferretti	8.33%	8.33%	16.67%
Brienzer Participações Ltda.	8.33%	8.33%	-
	100.00%	100.00%	100.00%

On October 18, 2006 and September 10, 2007, the quotaholders made capital increases of $1,875 and $3,175, respectively, through capitalization of the tax incentive reserve (included in Retained earnings), corresponding to issuance of 4,004,152 and 6,219,570 new quotas, respectively.

On October 19, 2007 the Company was converted into a non-public stock corporation (sociedade anônima) and was renamed PST Eletrônica S.A.. As a result, all existing quotas were converted into shares and 27,663,150 additional shares were issued by the Company with no change to the total amount of the capital.

On April 30, 2008 the shareholders made a capital increase of $4,815 through capitalization of the tax incentive reserve, without issuance of new shares.

At December 31, 2008 and 2007 the Company had 45,000,000 shares of common stock, issued and outstanding, which is the maximum amount allowed by the Company’s bylaws.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

9.	Shareholders’/quotaholders’ equity (Continued)

Appropriated retained earnings

a)	Legal reserve

Under Brazilian Corporation Law and according to its bylaws, the Company is required to maintain a “legal reserve” to which it must allocate 5% of its net income, less accumulated losses as determined on the basis of the statutory financial statements for each fiscal year until the amount of the reserve equals 20% of capital. Accumulated losses, if any, may be charged against the legal reserve. The legal reserve can only be used to increase the capital of the Company. The legal reserve is subject to approval by the shareholders voting at the annual shareholders meeting and may be transferred to capital however it is not available for the payment of dividends in subsequent years. The shareholders allocated $1,010 as “legal reserve” at December 31, 2008 ($890 in 2007).

b)	Incentive reserve

As commented in Note 1, the amount corresponding to the computed income tax incentive may not be distributed to the shareholders and should be kept as a tax incentive reserve, invested in the Company itself or used for capital increase. At December 31, 2008, the allocation of retained earning to tax incentives was $3,456 ($4,509 in 2007 and $2,913 in 2006).

Unappropriated retained earnings

The Company management will propose at the next shareholders’ meeting that unappropriated earnings be retained in order to support the ongoing operations of the Company and to fund planned growth and expansion of the business.

Dividends

Payment of dividends is limited to the amount of retained earnings in the Company's local currency financial statements prepared in accordance with accounting principles adopted in Brazil.

On December 5, 2006, October 15, 2007, April 30, 2008 and October 17, 2008, the quotaholders (2006) and shareholders (2007 and 2008) approved the distribution of retained earnings in the amount of $7,423, $11,468, $4,562 and $2,123, respectively.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

9.	Shareholders’ equity (Continued)

Dividends—Continued

According to the Company’s bylaws, shareholders are entitled to minimum compulsory dividends of 25% of the year’s net income, adjusted in accordance with article 202 of Law 6,404/76 (Brazilian Corporate Law). At December 31, 2008, the Company allocated $3,902 to those compulsory dividends to be paid in 2009.

Dividends are payable in Brazilian reais and may be remitted to shareholders abroad, provided the foreign capital is registered with the Brazilian Central Bank.

10.	Risk management and financial instruments

The Company has operational policies and strategies aiming at liquidity, profitability and safety, as well as procedures to monitor financial instrument balances. Additionally, the Company operates with established financial institutions.

The main risk factors affecting the Company and its subsidiary business, other than concentration of risk as commented in Note 2c, are as follows:

a)	Exchange rate risk

In 2008, 2007 and 2006 asset amounts surpassed the liabilities in foreign currency. Variation of exchange rate has not materially affected the Company’s business. At December 31, 2008, 2007 and 2006, Company and its subsidiary have the following net exposure to the exchange rate variation:

	2008	2007
Assets
Trade receivables	3,170	2,022
Liabilities
Debt	(598)	-
Trade accounts payable	(3,020)	(1,860)
Royalties payable	(6)	(9)
	(454)	153

The Company did not enter into derivative financial instruments for hedging or other purposes in 2008 and 2007.

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PST ELETRÔNICA S.A.

Notes to consolidated financial statements (Continued)
Years ended December 31, 2008, 2007 and 2006
(In thousands of U.S. Dollars, unless otherwise indicated)

10.	Risk management and financial instruments (Continued)

b)	Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts receivable and payables and loans and financing are considered to be representative of their fair value because of the short maturity of these instruments.

11.	Share-based payment

On November 23, 2007, the Company authorized a share option scheme (the “Stock Option Plan”) that provides for the issuance of options to purchase up to 3% of the total common shares of the Company. Under the Stock Option Plan, the Board of directors may, at their discretion, grant any officers (including directors) options to subscribe for common shares. These awards vest over a five year period starting the 13th month after the grant date of the options, with 25% of the options to vest on each of the first (from the 13th to the 24th month as from the grant date), second (25th to 36th), third (37th to 48th) and fourth (49th to 72nd month) anniversaries of the award date as stipulated in the Stock Option Plan. The options expire (a) upon their full exercise, (b) after 6 years from the grant date, (c) after cancellation of the individual contracts, (d) upon dissolution and bankruptcy of the Company and (e) upon the employee or management termination.

Until December 31, 2008, no individual contracts have been entered by the Company with any officers or employees and, as a result, no options have been granted by the Company under the plan. Therefore, no compensation cost was recognized in 2008 and 2007 with respect to the Stock Option Plan.

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